Exhibit 10.1

Share Exchange Agreement

by and among

W Technologies, Inc.;

KryptoBank Co.;

The Stockholders of KryptoBank Co.

And

Aleksandr Rubin as the Stockholders’ Representative.

TABLE OF CONTENTS

Exhibit A          KryptoBank Stockholders’ KryptoBank Stock

Exhibit B         Form of Lock-Up Agreement

Share Exchange Agreement

Dated as of June 14, 2021

This Share Exchange Agreement (this “Agreement”) is entered into as of the date first set forth above (the “Effective Date”) by and between (i) W Technologies, Inc. a Delaware corporation (the “Company”); (ii) KryptoBank Co., a Delaware corporation (“KryptoBank”), (iii) all of the stockholders of KryptoBank as set forth on the signature pages hereto (the “KryptoBank Stockholders”) and (iv) Aleksandr Rubin as the Representative of the KryptoBank Stockholders (the “Stockholders’ Representative”). Each of KryptoBank and the KryptoBank Stockholders may be referred to collectively herein as the “KryptoBank Parties” and separately as a “KryptoBank Party.” Each of the Company, each KryptoBank Party and the Stockholders’ Representative may be referred to herein collectively as the “Parties” and separately as a “Party”.

WHEREAS, the Company agrees to acquire from the KryptoBank Stockholders all of the shares of common stock, par value $0.0001 per share, of KryptoBank (the “KryptoBank Stock”) held by the KryptoBank Stockholders in exchange for the issuance by the Company to the KryptoBank Stockholders of shares of the Company’s common stock, par value $0.0001 per share (the “Company Common Stock”);

WHEREAS, KryptoBank will become a wholly owned subsidiary of the Company; and

WHEREAS, for Federal income tax purposes, it is intended that the Exchange (as defined below) qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”);

NOW THEREFORE, on the stated premises and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefits to the Parties to be derived herefrom, and intending to be legally bound hereby, it is hereby agreed as follows:

ARTICLE I.    Definitions and Interpretations

Section 1.01    Definitions.

The following terms, as used herein, have the following meanings

(a)

“Acquisition Inquiry” means, with respect to the Company, or KryptoBank, as applicable, an inquiry, indication of interest, proposal or request for nonpublic information that could reasonably be expected to lead to an Acquisition Transaction.

(b)

“Acquisition Transaction” means, with respect to the Company, or KryptoBank, as applicable, any transaction or series of related tansactions with a Person or “group” (as defined in the Exchange Act) concerning any (i) merger, consolidation, business combination, share exchange, joint venture or similar transaction involving the Company, or KryptoBank, as applicable, or any of such Party’s stockholders pursuant to which such Person or “group” would own 5% or more of the consolidated assets, revenues or net income of the Company, or KryptoBank, as applicable, (ii) sale, lease, license or other disposition directly or indirectly by merger, consolidation, business combination, share exchange, joint venture or otherwise, of assets of the Company, or KryptoBank, as applicable, representing 5% or more of the consolidated assets, revenues or net income of the Company, or KryptoBank, as applicable,, (iii) issuance or sale or other disposition (including by way of merger, consolidation, business combination, share exchange, joint venture or similar transaction) of any Equity Securities of the Company, or KryptoBank, as applicable, (iv) transaction or series of transactions in which any Person or “group” would acquire beneficial ownership or the right to acquire beneficial ownership of any Equity Securities of the Company, or KryptoBank, as applicable, (v) action to make the provisions of any “fair price”, “moratorium”, “control share acquisition”, “business combination” or other similar anti-takeover statute or regulation inapplicable to any transaction, or (vi) any combination of any of the foregoing.

(c)	“Action” means any legal action, suit, claim, investigation, hearing or proceeding, including any audit, claim or assessment for Taxes or otherwise.

(d)	“Advisor Shares” has the meaning set forth in Section 2.03(b).

(e)	“Advisors” has the meaning set forth in Section 2.03(b).

(f)	“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person.

(g)	“Agreement” has the meaning set forth in the introductory paragraph hereto.

(h)	“Arbitrator” has the meaning set forth in Section 9.01(a).

(i)	“Articles” means the Articles of Incorporation of the Company as in effect from time to time.

(j)

“Authority” means any governmental, regulatory or administrative body, agency or authority, any court or judicial authority, any arbitrator, or any public, private or industry regulatory authority, whether international, national, Federal, state, or local.

(k)	“Business Day” means any day that is not a Saturday, Sunday or other day on which banking institutions in Delaware are authorized or required by law or executive order to close.

(l)	“Cap” has the meaning set forth in Section 8.07(a).

(m)	“Closing Date” has the meaning set forth in Section 2.02.

(n)	“Closing” has the meaning set forth in Section 2.02.

(o)	“Code” has the meaning set forth in the recitals hereto.

(p)	“Company Board” means the Board of Directors of the Company.

(q)	“Company Common Stock” has the meaning set forth in the recitals hereto.

(r)	“Company Indemnified Party” has the meaning set forth in Section 8.01.

(s)	“Company Organizational Documents” has the meaning set forth in Section 4.01.

(t)	“Company” has the meaning set forth in the introductory paragraph hereto.

(u)

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise, with “Controlled”, “Controlling” and “under common Control with” have correlative meanings; and provided that, without limiting the foregoing a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (the “10% Owner”) (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast 10% or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive 10% or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a 10% Owner ) of the Controlled Person; or (c) a spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.

(v)

“Derivatives” means any options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the Equity Securities of a Person or obligating such Person to issue or sell any of its Equity Securities.

(w)	“Direct Claim” has the meaning set forth in Section 8.03(c).

(x)	“Disclosure Schedules” has the meaning set forth in the introductory paragraph to Article III.

(y)	“Effective Date” has the meaning set forth in the introductory paragraph hereto.

(z)

“Equity Security” means, in respect of any Person, (a) any capital stock or similar security, (b) any security convertible into or exchangeable for any security described in clause (a), (c) any option, warrant, or other right to purchase or otherwise acquire any security described in clauses (a), (b), or (c), and, (d) any “equity security” within the meaning of the Exchange Act.

(aa)	“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(bb)	“Exchange Shares” has the meaning set forth in Section 2.01(b).

(cc)	“Exchange” has the meaning set forth in Section 2.01(c).

(dd)	“Form 8-K” has the meaning set forth in Section 9.08.

(ee)	“Indemnified Party” has the meaning set forth Section 8.03.

(ff)	“Indemnifying Party” has the meaning set forth Section 8.03.

(gg)	“Issuer Covered Person” has the meaning set forth Section 3.18.

(hh)	“Knowledge of KryptoBank” means the knowledge, after and assuming due inquiry, of any director or executive officer of KryptoBank.

(ii)	“KryptoBank Board” means the Board of Directors of KryptoBank.

(jj)	“KryptoBank Indemnified Party” has the meaning set forth in Section 8.02.

(kk)	“KryptoBank Organizational Documents” has the meaning set forth in Section 3.01.

(ll)	“KryptoBank Party” and “KryptoBank Parties” have the meanings set forth in the introductory paragraph hereto.

(mm)	“KryptoBank Stock” has the meaning set forth in the recitals.

(nn)	“KryptoBank Stockholders” has the meaning set forth in the introductory paragraph hereto.

(oo)	“KryptoBank” has the meaning set forth in the introductory paragraph hereto.

(pp)	“Law” means any domestic or foreign, federal, state, municipality or local law, statute, ordinance, code, rule, or regulation.

(qq)

 “Liabilities” means any liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise, including without limitation any penalties, interest and/or excise tax as may be applicable.

(rr)

“Lien” means any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, and any conditional sale or voting agreement or proxy, including any agreement to give any of the foregoing.

(ss)	“Lock-Up Agreements” has the meaning set forth in Section 2.03(c).

(tt)	“Losses” and “Loss” has the meaning set forth in Section 8.01.

(uu)	“MACA” has the meaning set forth in Section 2.03(d).

(vv)

“Material Adverse Effect”, with respect to any Person, means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of such Person, or (b) the ability of such Person to consummate the Transactions on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition, or change, directly or indirectly, arising out of or attributable to: (i) any changes, conditions or effects in the United States economies or securities or financial markets in general; (ii) changes, conditions or effects that generally affect the industries in which such Person operates; (iii) any change, effect or circumstance resulting from an action required or permitted by this Agreement; or (iv) conditions caused by acts of terrorism or war (whether or not declared); provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i), (ii) or (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect on a subject Person has occurred to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such Person compared to other participants in the industries in which such Person conducts its business.

(ww)	“Order” means any decree, order, judgment, writ, award, injunction, rule, injunction, stay, decree, judgment or restraining order or consent of or by an Authority.

(xx)	“Party” and “Parties” have the meanings set forth in the introductory paragraph hereto.

(yy)

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

(zz)	“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

(aaa)	“Rule 144” has the meaning set forth in Section 3.19(f).

(bbb)	“Schedule 14F-1” has the meaning set forth in Section 2.09.

(ccc)	“SEC Reports” has the meaning set forth in the introductory paragraph to Article IV.

(ddd)	“SEC” means the U.S. Securities and Exchange Commission.

(eee)	“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(fff)	“Series F Stock” has the meaning set forth in Section 2.03(d).

(ggg)	“Stockholders’ Representative” has the meaning set forth in the introductory paragraph hereto.

(hhh)

“Tax(es)” means any federal, state, local or foreign tax, charge, fee, levy, custom, duty, deficiency, or other assessment of any kind or nature imposed by any Taxing Authority (including any income (net or gross), gross receipts, profits, windfall profit, sales, use, goods and services, ad valorem, franchise, license, withholding, employment, social security, workers compensation, unemployment compensation, employment, payroll, transfer, excise, import, real property, personal property, intangible property, occupancy, recording, minimum, alternative minimum, environmental or estimated tax), including any liability therefor as a transferee (including under Section 6901 of the Code or similar provision of applicable Law) or successor, as a result of Treasury Regulation Section 1.1502-6 or similar provision of applicable Law or as a result of any Tax sharing, indemnification or similar agreement, together with any interest, penalty, additions to tax or additional amount imposed with respect thereto.

(iii)	“Taxing Authority” means the Internal Revenue Service and any other Authority responsible for the collection, assessment or imposition of any Tax or the administration of any Law relating to any Tax.

(jjj)	“Termination Date” means July 31, 2021.

(kkk)	“Third-Party Claim” has the meaning set forth in Section 8.03(a).

(lll)

“Transaction Documents” means this Agreement, the Lock-Up Agreements, and any other certificate, agreement or document entered into or delivered in connection with the transactions as contemplated herein or therein.

(mmm)	“Transactions” means the transactions contemplated by the Transaction Documents.

Section 1.02    Interpretive Provisions.  Unless the express context otherwise requires (i) the words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (ii) terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa; (iii) the terms “Dollars” and “$” mean United States Dollars; (iv) references herein to a specific Section, Subsection, Recital or Exhibit shall refer, respectively, to Sections, Subsections, Recitals or Exhibits of this Agreement; (v) wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”; (vi) references herein to any gender shall include each other gender; (vii) references herein to any Person shall include such Person’s heirs, executors, personal Representatives, administrators, successors and assigns; provided, however, that nothing contained herein is intended to authorize any assignment or transfer not otherwise permitted by this Agreement; (viii) references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity; (ix) references herein to any contract or agreement (including this Agreement) mean such contract or agreement as amended, supplemented or modified from time to time in accordance with the terms thereof; (x) with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”; (xi) references herein to any Law or any license mean such Law or license as amended, modified, codified, reenacted, supplemented or superseded in whole or in part, and in effect from time to time; and (xii) references herein to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder.

ARTICLE II.     The Transactions

Section 2.01    The Exchange.

(a)

On the terms and subject to the conditions set forth in this Agreement, the KryptoBank Stockholders, who hold an aggregate of 102,500,000 shares of KryptoBank Stock, representing 100% of KryptoBank’s issued and outstanding capital stock, shall sell, assign, transfer and deliver to the Company, free and clear of all Liens, pledges, encumbrances, charges, restrictions or known claims of any kind, nature, or description, all of the KryptoBank Stock held by them.

(b)

All of the shares of KryptoBank Stock, collectively, shall be exchanged for a number of shares of Company Common Stock constituting, as of the Closing and immediately following the issuance of all shares of Company Common Stock pursuant to the Closing, 90% of the issued and outstanding shares of Company Common Stock. All of the shares of Company Common Stock to be issued to the KryptoBank Stockholders pursuant to this Section 2.01 are referred to as the “Exchange Shares”, and shall be apportioned between the KryptoBank Stockholders pro rata based on the number of shares of KryptoBank Stock held by each KryptoBank Stockholder as set forth on Exhibit A with any resulting fractional shares of Company Common Stock resulting to be rounded to the nearest whole share. The Exchange Shares shall be issued in book entry form and shall not be certificated.

(c)	The exchange as set forth in this Section 2.01, subject to the other terms and conditions herein, is referred to collectively herein as the “Exchange.”

(d)

At the Closing (as defined below) the KryptoBank Stockholders shall, on transfer of their respective shares of KryptoBank Stock to the Company, be recorded in the stock ledger of the Company as the owners of the applicable portion of the total Exchange Shares.

Section 2.02    Closing. The closing of the Transactions (the “Closing”) shall occur on second Business Day following the satisfaction or waiver (by the Party for whose benefit the conditions to exist) of the conditions to closing set forth in Section 5.01, Section 5.02 and Section 5.03, or at such other date, time or place as the Parties may agree (the date and time at which the Closing is actually held being the “Closing Date”), via the exchange of electronic documents and other items as required herein.

Section 2.03    Additional Actions at or Prior to the Closing.

(a)	In addition to the other provisions herein, at the Closing, the Parties shall undertake the following actions, in each case to be effective as of the Closing:

(i)

The Company Board shall undertake such actions as required to expand the size of the Company Board to be comprised of a number of persons as determined by KryptoBank and thereafter to name persons as directed by KryptoBank as directors on the Company Board.

(ii)

The Company Board shall undertake such actions as required to name persons as directed by KryptoBank as the Chief Executive Officer and as other officers of the Company as directed by KryptoBank, and to remove any officers of the Company currently holding such positions.

(iii)

Effective as of the Closing, all directors and officers of the Company other than those named in Section 2.03(a)(i) and Section 2.03(a)(ii) shall immediately resign from all positions that such officers hold as director or officer of the Company.

(b)

As of the Closing, certain advisors and service providers to the Company, or their designees (collectively, the “Advisors”) shall be issued a number of shares of Company Common Stock constituting, as of the Closing and immediately following the issuance of all shares of Company Common Stock pursuant to the Closing, 5.5% of the issued and outstanding shares of Company Common Stock (the “Advisor Shares”). The Advisor Shares shall be issued to the Advisors in consideration of services rendered to the Company. The Parties acknowledge and agree that such advisors include Leone Group, LLC, an entity owned and controlled by Laura Anthony of Anthony L.G., PLLC, legal counsel to the Company and American Capital Ventures, Inc., an entity owned and controlled by Howard Gostfrand.

(c)

As of the Closing, all of the directors and officers of the Company as named in Section 2.03(a)(i) and Section 2.03(a)(ii), the Advisors, and any Person who shall be a holder of 5% or more of the Company Common Stock as of immediately following the Closing, shall each enter into a lock-up agreement with the Company, pursuant to which such Persons shall agree that they shall not sell or transfer (subject to certain customary exceptions) any shares of Company Common Stock for a period of 12 months following the Closing, with such agreements to be substantially in the form as attached hereto as Exhibit B (the “Lock-Up Agreements”).

(d)

Prior to the Closing the Company shall undertake such transactions as required to convert the shares of Series F Convertible Preferred Stock, par value $0.0001 per share of the Corporation (the “Series F Stock”) and the debt owed by the Company to Mid Atlantic Capital Associates, Inc. (“MACA”) into 7,678,732 shares of Company Common Stock, such that there are no outstanding shares of Series F Stock, and any debt owed by the Company to MACA has been satisfied and forgiven, in each case effective as of the Closing.

(e)

Following the completion of the actions as set forth in Section 2.03(d), the Company shall undertake such actions as required to withdraw the Amended and Restated Certificate of Designations, Preferences and Rights of the Series A Preferred Stock of the Company, and the Certificate of Designations of Preferences and Rights of Series F Convertible Preferred Stock of the Company, such that the Company has no classes of stock authorized, issued or outstanding other than the Company Common Stock, and the Company’s blank-check preferred stock, none of which shall be designated as to class.

Section 2.04    KryptoBank Deliverables at the Closing.

At the Closing, KryptoBank or the KryptoBank Stockholders, as applicable, shall deliver to the Company:

(a)

Stock powers or such other instruments of transfer duly executed in blank and with all required stock transfer stamps affixed, in form and substance satisfactory to the Company as required for the ownership of the KryptoBank Stock to be transferred to the Company, free and clear of all liens, pledges, encumbrances, charges, restrictions or known claims of any kind, nature, or description, with all necessary transfer Tax and other revenue stamps, acquired at each KryptoBank Stockholder’s expense, affixed;

(b)	Lock-Up Agreements, duly executed by the persons to be directors and officers of the Company following the Closing, as named in Section 2.03(a)(i) and Section 2.03(a)(ii); and

(c)	A certificate of the Secretary of KryptoBank and the Stockholders Representative on behalf of the KryptoBank Stockholders, dated as of the Closing Date, and:

(i)

attaching and certifying (i) copies of the resolutions of the KryptoBank Board authorizing the execution, delivery and performance of this Agreement and the other documents referenced herein and the completion of the Transactions; and (ii) the KryptoBank Organizational Documents;

(ii)	certifying that the conditions set forth in Section 5.02(b), Section 5.02(c), Section 5.02(d) and Section 5.02(e) have been satisfied and that the statements therein are true and correct; and

(iii)	attaching a certificate of status issued by the Delaware Secretary of State for KryptoBank, dated as of a date within 5 days of the Closing Date.

Section 2.05    Company Deliverables at the Closing.

At the Closing, the Company shall:

(a)	Record the applicable KryptoBank Stockholders in the books and records of the Company as the owners of the applicable portions of the Exchange Shares;

(b)

Deliver to KryptoBank Lock-Up Agreements, duly executed by (i) any Person who shall be a holder of 5% or more of the Company Common Stock as of immediately following the Closing other than those persons who execute Lock-Up Agreements pursuant to Section 2.04(b); and (ii) any Advisors who are receiving any Advisor Shares;

(c)	Deliver to KryptoBank duly countersigned copies of the Lock-Up Agreements delivered to the Company pursuant to Section 2.04(b); and

(d)	Deliver to the Stockholders’ Representative on behalf of the KryptoBank Stockholders a certificate of the Secretary of the Company, dated as of the Closing Date, and:

(i)

attaching and certifying copies of (i) the resolutions of the Company Board authorizing the execution, delivery and performance of this Agreement and the other documents referenced herein and the completion of the Transactions, and (ii) the Company Organizational Documents;

(ii)	certifying that the conditions set forth in Section 5.03(b), Section 5.03(c), Section 5.03(d) and Section 5.03(e) have been satisfied and that the statements therein are true and correct;

(iii)	providing evidence of the completion of the actions as set forth in Section 2.03(a); and

(iv)	attaching a certificate of status issued by the Delaware Secretary of State for the Company, dated as of a date within 5 days of the Closing Date.

Section 2.06    Additional Documents.  At and following the Closing, the Company, KryptoBank, the Stockholders’ Representative and the KryptoBank Stockholders shall execute, acknowledge, and deliver (or shall ensure to be executed, acknowledged, and delivered), any and all certificates, opinions, financial statements, schedules, agreements, resolutions, rulings or other instruments required by this Agreement to be so delivered at or prior to or following the Closing, together with such other items as may be reasonably requested by the Parties and their respective legal counsel in order to effectuate or evidence the Transactions.

Section 2.07    Tax Consequences.  For U.S. federal income tax purposes, the Exchange is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder. The Parties adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

Section 2.08    Conveyance Taxes.  The KryptoBank Stockholders will pay all sales, use, value added, transfer, stamp, registration, documentary, excise, real property transfer or gains, or similar Taxes incurred as a result of the Transactions, other than those of the Advisors as a result of the receipt of the Advisor Shares.

Section 2.09    Schedule 14F-1.  As soon as reasonably practicable following the Effective Date, the Company shall file a Schedule 14F-1 (the “Schedule 14F-1”) with the SEC and shall cause such Schedule 14F-1 to be printed and mailed to the stockholders of the Company such that the Transactions may be consummated in accordance with all applicable Laws, the costs of which shall be paid by the Company.

ARTICLE III.    Representations and Warranties of the KryptoBank Parties

As an inducement to, and to obtain the reliance of the Company, the KryptoBank Parties, jointly and severally (other than with respect to the representations and warranties as set forth in Section 3.08 and Section 3.19 which are given by each KryptoBank Stockholder individually, severally and not jointly and severally, and solely with respect to the KryptoBank Stock held by such KryptoBank Stockholder and with to the Exchange Shares to be received by such KryptoBank Stockholder, as applicable) represent and warrant to the Company, as of the Effective Date and as of the Closing Date, except as otherwise specifically set forth below as to representations and warranties which speak solely with respect to a particular date, and except as set forth in the schedules of exceptions to the representations of the KryptoBank Parties delivered to the Company on the Effective Date (“Disclosure Schedules”) as follows:

Section 3.01    Corporate Existence and Power.  KryptoBank is a corporation duly organized, validly existing, and in good standing under the Laws of the state of Delaware, and has the corporate power and is duly authorized under all applicable Laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted. KryptoBank has delivered to the Company complete and correct copies of the Certificate of Incorporation, Bylaws, and other organizational documents and the corporate minute books of KryptoBank as in effect on the Effective Date (the “KryptoBank Organizational Documents”). KryptoBank has full corporate power and authority to carry on its businesses as it is now being conducted and as now proposed to be conducted and to own or lease its properties and assets. KryptoBank has no subsidiaries and owns no Equity Securities of any other Person.

Section 3.02    Due Authorization.  The execution, delivery and performance of this Agreement does not, and the consummation of the Transactions will not, violate any provision of the KryptoBank Organizational Documents. KryptoBank has taken all actions required by Law, the KryptoBank Organizational Documents or otherwise to authorize the execution, delivery and performance of this Agreement and to consummate the Transactions.

Section 3.03    Valid Obligation. This Agreement and all Transaction Documents executed by KryptoBank and the KryptoBank Stockholders in connection herewith constitute the valid and binding obligations of KryptoBank and the KryptoBank Stockholders, as applicable, enforceable in accordance with its or their terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

Section 3.04    No Conflict With Other Instruments. The execution of this Agreement by KryptoBank and the KryptoBank Stockholders and the consummation of the Transactions by KryptoBank and the KryptoBank Stockholders will not result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of, any indenture, mortgage, deed of trust, or other material agreement or instrument to which KryptoBank or any KryptoBank Stockholder is a party or to which any of their respective assets, properties or operations are subject.

Section 3.05    Governmental Authorization.  Neither the execution, delivery nor performance of this Agreement by any KryptoBank Party requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with any Authority.

Section 3.06    Authorized Shares and Capital.

(a)

The authorized capital stock of KryptoBank consists of (i) 1,000,000,000 shares of common stock, par value $0.0001 per share, of which 102,500,000 shares are issued and outstanding and (ii) 50,000,000 shares of preferred stock, par value $0.0001 per share, of which no shares are issued and outstanding. All of the issued and outstanding KryptoBank Stock is held, collectively, by the KryptoBank Stockholders.

(b)

KryptoBank has no Derivatives or commitments to issue any Equity Securities of KryptoBank or Derivatives, and there are no outstanding securities convertible or exercisable into or exchangeable for shares of KryptoBank Stock or any other Equity Security of KryptoBank.

(c)

There is no voting trust, agreement or arrangement among any of the beneficial holders of KryptoBank Stock affecting the nomination or election of directors or the exercise of the voting rights of KryptoBank Stock.

(d)

The offer, issuance and sale of such shares of KryptoBank Stock were (a) exempt from the registration and prospectus delivery requirements of the Securities Act, (b) registered or qualified (or were exempt from registration or qualification) under the registration or qualification requirements of all applicable state securities Laws and (c) accomplished in conformity with all other applicable securities Laws. None of such shares of KryptoBank Stock are subject to a right of withdrawal or a right of rescission under any federal or state securities or “Blue Sky” Law.

Section 3.07    Validity of Shares.  The shares of KryptoBank Stock to be delivered at the Closing shall be duly and validly issued, fully paid and non-assessable and free and clear of any Liens.

Section 3.08    Title to and Issuance of the KryptoBank Stock.  Each of the KryptoBank Stockholders is, and on the Closing Date will be, the record and beneficial owner and holder of the KryptoBank Stock to be delivered at the Closing, as set forth on Exhibit A attached hereto, free and clear of all Liens, and Exhibit A is true and correct in all respects. None of the KryptoBank Stock is subject to pre-emptive or similar rights, either pursuant to any KryptoBank Organizational Document, requirement of Law or any contract, and no Person has any pre-emptive rights or similar rights to purchase or receive any KryptoBank Stock or other interests in KryptoBank from the KryptoBank Stockholders.

Section 3.09    Liabilities. Section 3.09 of the Disclosure Schedules sets forth, as of the Effective Date, separately, (i) a true, correct and complete list of all outstanding loans, lines of credit and other indebtedness incurred by KryptoBank, inclusive of any outstanding loans, lines of credit and other indebtedness incurred by KryptoBank, the repayment obligations for which are secured by any of KryptoBank’s assets; (ii) with respect to each loan described in the foregoing clause, the remaining amounts due thereunder as of the Effective Date and (iii) any other Liabilities of KryptoBank. For purposes herein, “Liabilities” means any liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise, including without limitation any penalties, interest and/or excise tax as may be applicable.

Section 3.10    Litigation and Proceedings. There are no actions, suits, proceedings or investigations pending or, to the Knowledge of KryptoBank after reasonable investigation, threatened by or against KryptoBank or affecting KryptoBank or its properties, at Law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind. KryptoBank has no Knowledge of any default on its part with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator, or governmental agency or instrumentality or any circumstance which after reasonable investigation would result in the discovery of such default.

Section 3.11    Compliance With Laws and Regulations. KryptoBank has complied with all applicable statutes and regulations of any provincial, federal, state, or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or condition of KryptoBank or except to the extent that noncompliance would not result in the occurrence of any material liability for KryptoBank.

Section 3.12    Controls.KryptoBank maintains a system of internal accounting controls appropriate for its size. There is no transaction, arrangement, or other relationship between KryptoBank and an unconsolidated or other off balance sheet entity that is not disclosed by KryptoBank in its financial statements or otherwise that would be reasonably likely to have a Material Adverse Effect on KryptoBank.

Section 3.13    Tax Status.  KryptoBank has made or filed all federal and state income and all other material tax returns, reports and declarations required by any jurisdiction to which it is subject (unless and only to the extent that KryptoBank has set aside on its books provisions reasonably adequate for the payment of all unpaid and unreported taxes) and has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and has set aside on its books provision reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of KryptoBank know of no basis for any such claim.

Section 3.14    Transactions with Affiliates.  None of the officers or directors of KryptoBank and, to the Knowledge of KryptoBank, none of the employees of KryptoBank, is presently a party to any transaction with KryptoBank (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the Knowledge of KryptoBank, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner, in each case in excess of the lesser of (i) $120,000 or (ii) one percent of the average of KryptoBank’s total assets at year-end for the last two completed fiscal years, other than for (i) payment of salary or consulting fees for services rendered, (ii) reimbursement for expenses incurred on behalf of KryptoBank and (iii) other employee benefits, including stock option agreements under any stock option plan of KryptoBank.

Section 3.15    Foreign Corrupt Practices.  Neither KryptoBank, nor, to the Knowledge of KryptoBank, any agent or other Person acting on behalf of KryptoBank, has (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by KryptoBank (or made by any Person acting on its behalf of which KryptoBank is aware) which is in violation of Law, or (iv) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended.

Section 3.16    Money Laundering.KryptoBank is in compliance with, and has not previously violated, the USA PATRIOT ACT of 2001 and all other applicable U.S. and non-U.S. anti-money laundering Laws and regulations, including, but not limited to, the Laws, regulations and Executive Orders and sanctions programs administered by the U.S. Office of Foreign Assets Control, including, but not limited, to (i) Executive Order 13224 of September 23, 2001 entitled, “Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism” (66 Fed. Reg. 49079 (2001)); and (ii) any regulations contained in 31 CFR, Subtitle B, Chapter V.

Section 3.17    Illegal or Unauthorized Payments; Political Contributions.   Neither KryptoBank nor, to the Knowledge of KryptoBank, any of the officers, directors, employees, agents or other representatives of KryptoBank or any other business entity or enterprise with which KryptoBank is or has been affiliated or associated, has, directly or indirectly, made or authorized any payment, contribution or gift of money, property, or services, whether or not in contravention of applicable Law, (a) as a kickback or bribe to any Person or (b) to any political organization, or the holder of or any aspirant to any elective or appointive public office except for personal political contributions not involving the direct or indirect use of funds of KryptoBank.

Section 3.18    No Disqualification Events.

None of KryptoBank, any of its predecessors, any affiliated issuer, any director, executive officer, other officer of KryptoBank, any beneficial owner of 20% or more of KryptoBank’s outstanding voting equity securities, calculated on the basis of voting power, nor any promoter (as that term is defined in Rule 405 under the Securities Act) connected with KryptoBank in any capacity at the time of sale (each, an “Issuer Covered Person”) is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (a “Disqualification Event”), except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3) under the Securities Act. KryptoBank has exercised reasonable care to determine whether any Issuer Covered Person is subject to a Disqualification Event.

Section 3.19    Investment Representations. For purposes of this Section 3.12, any reference to the “Exchange Shares” shall be deemed solely to be a reference to the portion of the Exchange Shares being delivered to such applicable KryptoBank Stockholder.

(a)

Investment Purpose. Such KryptoBank Stockholder understands and agrees that the consummation of the Transactions including the delivery of the Exchange Shares to such KryptoBank Stockholder in exchange for the KryptoBank Stock held by such KryptoBank Stockholder as contemplated hereby, constitutes the offer and sale of securities under the Securities Act and applicable state statutes and that the Exchange Shares being acquired by such KryptoBank Stockholder are being acquired by such KryptoBank Stockholder for such KryptoBank Stockholder’s own account and not with a present view towards the public sale or distribution thereof, except pursuant to sales registered or exempted from registration under the Securities Act.

(b)

Investor Status. Such KryptoBank Stockholder is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D. Such KryptoBank Stockholder has been furnished with all documents and materials relating to the business, finances and operations of the Company and its subsidiaries and information that such KryptoBank Stockholder requested and deemed material to making an informed decision regarding this Agreement and the underlying transactions.

(c)

Reliance on Exemptions. Such KryptoBank Stockholder understands that the Exchange Shares are being offered and sold to such KryptoBank Stockholder in reliance upon specific exemptions from the registration requirements of United States federal and state securities Laws and that the Company is relying upon the truth and accuracy of, and such KryptoBank Stockholder’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of such KryptoBank Stockholder set forth herein in order to determine the availability of such exemptions and the eligibility of such KryptoBank Stockholder to acquire the Exchange Shares.

(d)

Information. Such KryptoBank Stockholder and his advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Exchange Shares which have been requested by such KryptoBank Stockholder or his advisors. Such KryptoBank Stockholder and his advisors, if any, have been afforded the opportunity to ask questions of the Company. Such KryptoBank Stockholder understands that his investment in the Exchange Shares involves a significant degree of risk. Such KryptoBank Stockholder is not aware of any facts that may constitute a breach of any of the Company’s representations and warranties made herein.

(e)

Governmental Review. Such KryptoBank Stockholder understands that no United States federal or state agency or any other government or governmental agency has passed upon or made any recommendation or endorsement of the Exchange Shares.

(f)

Transfer or Resale. Such KryptoBank Stockholder understands that the sale or re-sale of the Exchange Shares has not been and is not being registered under the Securities Act or any applicable state securities Laws, and the Exchange Shares may not be transferred unless (a) the Exchange Shares are sold pursuant to an effective registration statement under the Securities Act, (b) such KryptoBank Stockholder shall have delivered to the Company, at the cost of such KryptoBank Stockholder, an opinion of counsel that shall be in form, substance and scope customary for opinions of counsel in comparable transactions to the effect that the Exchange Shares to be sold or transferred may be sold or transferred pursuant to an exemption from such registration, which opinion shall be accepted by the Company, (c) the Exchange Shares are sold or transferred to an “affiliate” (as defined in Rule 144 promulgated under the Securities Act (or a successor rule) (“Rule 144”)) of such KryptoBank Stockholder who agree to sell or otherwise transfer the Exchange Shares only in accordance with this Section 3.12 and who is an Accredited Investor, (d) the Exchange Shares are sold pursuant to Rule 144, or (e) the Exchange Shares are sold pursuant to Regulation S under the Securities Act (or a successor rule) (“Regulation S”), and such KryptoBank Stockholder shall have delivered to the Company, at the cost of such KryptoBank Stockholder, an opinion of counsel that shall be in form, substance and scope customary for opinions of counsel in corporate transactions, which opinion shall be accepted by the Company; (ii) any sale of such Exchange Shares made in reliance on Rule 144 may be made only in accordance with the terms of said Rule and further, if said Rule is not applicable, any re-sale of such Exchange Shares under circumstances in which the seller (or the person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the Securities Act) may require compliance with some other exemption under the Securities Act or the rules and regulations of the SEC thereunder; and (iii) neither the Company nor any other person is under any obligation to register such Exchange Shares under the Securities Act or any state securities Laws or to comply with the terms and conditions of any exemption thereunder (in each case). Notwithstanding the foregoing or anything else contained herein to the contrary, the Exchange Shares may be pledged as collateral in connection with a bona fide margin account or other lending arrangement.

(g)

Legends. Such KryptoBank Stockholder understands that the Exchange Shares, until such time as the Exchange Shares have been registered under the Securities Act, or may be sold pursuant to Rule 144 or Regulation S without any restriction as to the number of securities as of a particular date that can then be immediately sold, the Exchange Shares may bear a standard Rule 144 legend and a stop-transfer order may be placed against transfer of the certificates for such Exchange Shares.

(h)

Removal. The legend(s) referenced in Section 3.19(g) shall be removed and the Company shall issue a certificate without such legend to the holder of any Exchange Shares upon which it is stamped, if, unless otherwise required by applicable state securities Laws, (a) the Exchange Shares are registered for sale under an effective registration statement filed under the Securities Act or otherwise may be sold pursuant to Rule 144 or Regulation S without any restriction as to the number of securities as of a particular date that can then be immediately sold, or (b) such holder provides the Company with an opinion of counsel, in form, substance and scope customary for opinions of counsel in comparable transactions, to the effect that a public sale or transfer of such Exchange Shares may be made without registration under the Securities Act, which opinion shall be accepted by the Company so that the sale or transfer is effected. Such KryptoBank Stockholder agrees to sell all Exchange Shares, including those represented by a certificate(s) from which the legend has been removed, in compliance with applicable prospectus delivery requirements, if any.

Section 3.20    Approval of Agreement. The KryptoBank Board has authorized the execution and delivery of this Agreement by KryptoBank and has approved this Agreement and the Transactions. If required with respect to any KryptoBank Stockholder which is an entity, the governing or managing body or persons of such KryptoBank Stockholder has authorized the execution and delivery of this Agreement by KryptoBank and has approved this Agreement and the Transactions.

Section 3.21    No Brokers. No KryptoBank Party has retained any broker or finder in connection with any of the Transactions, and no KryptoBank Party not incurred or agreed to pay, or taken any other action that would entitle any Person to receive, any brokerage fee, finder’s fee or other similar fee or commission with respect to any of the Transactions.

ARTICLE IV.    Representations and Warranties of the Company

As an inducement to, and to obtain the reliance of KryptoBank and the KryptoBank Stockholders, the Company represents and warrants to KryptoBank and the KryptoBank Stockholders, as of the Effective Date and as of the Closing Date except as otherwise specifically set forth below as to representations and warranties which speak solely with respect to a particular date, and other than as set forth in the reports and filings made by the Company with the SEC pursuant to the Securities Act or the Exchange Act (the “SEC Reports”), as follows:

Section 4.01    Corporate Existence and Power. The Company is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware and has the corporate power and is duly authorized under all applicable Laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted. The Company has delivered to the Stockholders’ Representative complete and correct copies of the articles of incorporation and bylaws of the Company as in effect on the Effective Date (the “Company Organizational Documents”). The execution and delivery of this Agreement does not, and the consummation of the Transactions will not, violate any provision of the Company Organizational Documents. The Company has taken all action required by Law, the Company Organizational Documents, or otherwise to authorize the execution and delivery of this Agreement, and the Company has full power, authority, and legal right and has taken all action required by Law, the Company Organizational Documents or otherwise to consummate the Transactions.

Section 4.02    Due Authorization.  The execution, delivery and performance of this Agreement does not, and the consummation of the Transactions will not, violate any provision of the Company Organizational Documents. The Company has taken all actions required by Law, the Company Organizational Documents or otherwise to authorize the execution, delivery and performance of this Agreement and to consummate the Transactions.

Section 4.03    Valid Obligation. This Agreement and all agreements and other documents executed by the Company in connection herewith constitute the valid and binding obligations of the Company, enforceable in accordance with its or their terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

Section 4.04    No Conflict With Other Instruments. The execution of this Agreement by the Company and the consummation of the Transactions by the Company will not result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of, any indenture, mortgage, deed of trust, or other material agreement or instrument to which the Company is a party or to which any of its assets, properties or operations are subject.

Section 4.05    Governmental Authorization.   Neither the execution, delivery nor performance of this Agreement by the Company requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with any Authority.

Section 4.06    Authorized Shares and Capital. The authorized capital stock and the issued and outstanding capital stock of the Company is as set forth in the SEC Reports.

Section 4.07    Validity of Shares.  The Exchange Shares to be delivered at the Closing shall be duly and validly issued, fully paid and non-assessable and free and clear of any Liens.

Section 4.08    Litigation and Proceedings. There are no actions, suits, proceedings or investigations pending or, to the knowledge of the Company after reasonable investigation, threatened by or against the Company or affecting the Company or its properties, at Law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind. The Company has no knowledge of any default on its part with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator, or governmental agency or instrumentality or any circumstance which after reasonable investigation would result in the discovery of such default.

Section 4.09    Compliance With Laws and Regulations. The Company has complied with all applicable statutes and regulations of any provincial, federal, state, or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or condition of the Company or except to the extent that noncompliance would not result in the occurrence of any material liability for the Company.

Section 4.10    Controls.  The Company maintains a system of internal accounting controls appropriate for its size. There is no transaction, arrangement, or other relationship between the Company and an unconsolidated or other off balance sheet entity that is not disclosed by the Company in its financial statements or otherwise that would be reasonably likely to have a Material Adverse Effect on the Company.

Section 4.11    Tax Status.  The Company has made or filed all federal and state income and all other material tax returns, reports and declarations required by any jurisdiction to which it is subject (unless and only to the extent that the Company has set aside on its books provisions reasonably adequate for the payment of all unpaid and unreported taxes) and has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and has set aside on its books provision reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company know of no basis for any such claim.

Section 4.12    Transactions with Affiliates. None of the officers or directors of the Company and, to the Knowledge of the Company, none of the employees of the Company, is presently a party to any transaction with the Company (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the Knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner, in each case in excess of the lesser of (i) $120,000 or (ii) one percent of the average of the Company’s total assets at year-end for the last two completed fiscal years, other than for (i) payment of salary or consulting fees for services rendered, (ii) reimbursement for expenses incurred on behalf of the Company and (iii) other employee benefits, including stock option agreements under any stock option plan of the Company.

Section 4.13    Foreign Corrupt Practices.  Neither the Company, nor, to the knowledge of the Company, any agent or other Person acting on behalf of the Company, has (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by the Company (or made by any Person acting on its behalf of which the Company is aware) which is in violation of Law, or (iv) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended.

Section 4.14    Money Laundering.  The Company is in compliance with, and has not previously violated, the USA PATRIOT ACT of 2001 and all other applicable U.S. and non-U.S. anti-money laundering Laws and regulations, including, but not limited to, the Laws, regulations and Executive Orders and sanctions programs administered by the U.S. Office of Foreign Assets Control, including, but not limited, to (i) Executive Order 13224 of September 23, 2001 entitled, “Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism” (66 Fed. Reg. 49079 (2001)); and (ii) any regulations contained in 31 CFR, Subtitle B, Chapter V.

Section 4.15    Illegal or Unauthorized Payments; Political Contributions.  Neither the Company nor, to the knowledge of the Company, any of the officers, directors, employees, agents or other representatives of the Company or any other business entity or enterprise with which the Company is or has been affiliated or associated, has, directly or indirectly, made or authorized any payment, contribution or gift of money, property, or services, whether or not in contravention of applicable Law, (a) as a kickback or bribe to any Person or (b) to any political organization, or the holder of or any aspirant to any elective or appointive public office except for personal political contributions not involving the direct or indirect use of funds of the Company.

Section 4.16    No Disqualification Events.  None of KryptoBank, any of its predecessors, any affiliated issuer, any director, executive officer, other officer of KryptoBank, any beneficial owner of 20% or more of KryptoBank’s outstanding voting equity securities, calculated on the basis of voting power, nor any promoter (as that term is defined in Rule 405 under the Securities Act) connected with KryptoBank in any capacity at the time of sale (each, an “Issuer Covered Person”) is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (a “Disqualification Event”), except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3) under the Securities Act. KryptoBank has exercised reasonable care to determine whether any Issuer Covered Person is subject to a Disqualification Event.

Section 4.17    Approval of Agreement. The Company Board has authorized the execution and delivery of this Agreement by the Company and has approved this Agreement and the Transactions.

Section 4.18    No Brokers.  The Company has not retained any broker or finder in connection with any of the Transactions, and the Company has not incurred or agreed to pay, or taken any other action that would entitle any Person to receive, any brokerage fee, finder’s fee or other similar fee or commission with respect to any of the Transactions.

ARTICLE V.    Conditions to the Closing

Section 5.01    Conditions to the Obligations of all of the Parties.

The obligations of all of the Parties to consummate the Closing are subject to the satisfaction, or waiver by each of the Parties, at or before the Closing Date of all the following conditions:

(a)	No provisions of any applicable Law, and no Order shall prohibit or impose any condition or prohibition on the consummation of the Closing.

(b)	There shall not be any Action brought by a third-party non-Affiliate to enjoin or otherwise restrict the consummation of the Closing.

(c)	The Parties shall have received all necessary approvals from all required Authorities to consummate the Transactions.

(d)	The Schedule 14F-1 shall have been filed and shall have become effective such that the Transactions may be closed in accordance with all applicable Laws.

(e)	The KryptoBank Board shall have approved this Agreement and the Transactions and shall not have withdrawn such approval.

(f)	The Company Board shall have approved this Agreement and the Transactions and shall not have withdrawn such approval.

(g)	The actions as set forth in Section 2.03(d) and Section 2.03(e) shall have been completed.

Section 5.02    Conditions to the Obligations of the Company for the Closing.

The obligations of the Company to consummate the Closing are subject to the satisfaction (or waiver by the Company), at or before the Closing Date, of the following conditions:

(a)	the Company shall have completed its due diligence investigation of KryptoBank to the Company’s satisfaction in the Company’s sole discretion;

(b)

The representations and warranties made by KryptoBank and the KryptoBank Stockholders in this Agreement shall have been true and correct when made and shall be true and correct in all material respects (other than representations and warranties which are qualified as to materiality and the representations and warranties in Section 3.06, Section 3.07, Section 3.08 and Section 3.19, which shall each be true and correct in all respects) at the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date, except for changes therein permitted by this Agreement;

(c)	No Material Adverse Effect with respect to KryptoBank shall have occurred from the Effective Date to the Closing;

(d)

Each of the KryptoBank Parties shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by such KryptoBank Parties prior to or at the Closing;

(e)

KryptoBank shall have provided to the Company audited financial statements for KryptoBank and related auditor reports thereon from a Public Company Accounting Oversight Board-registered auditor which consents to the inclusion of its statements in SEC public filings, for each of the two most recently ended fiscal years and any other period audited or unaudited but reviewed financials are required to be included in the SEC Reports following the Closing pursuant to applicable Law, and unaudited statements for any other required interim periods; and

Section 5.03    Condition to the Obligations of the KryptoBank Parties For the Closing. The obligations of the KryptoBank Parties to consummate the Closing are subject to the satisfaction (or waiver by KryptoBank and the Stockholders’ Representative on behalf of the KryptoBank Stockholders), at or before the Closing Date, of the following conditions:

(a)	KryptoBank shall have completed its due diligence investigation of the Company to the KryptoBank’s satisfaction in KryptoBank’s sole discretion;

(b)

The representations and warranties made by the Company in this Agreement shall have been true and correct when made and shall be true and correct in all material respects (other than representations and warranties which are qualified as to materiality and the representations and warranties in Section 4.06 which shall each be true and correct in all respects) at the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date, except for changes therein permitted by this Agreement;

(c)	No Material Adverse Effect with respect to the Company shall have occurred from the Effective Date to the Closing;

(d)	The Company shall have no Liabilities as of the Closing in excess of $15,000; and

(e)	The Company shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by the Company prior to or at the Closing.

ARTICLE VI.    Additional Covenants of the Parties

Section 6.01    Access to Properties and Records. From the Effective Date until the completion of the Closing or the earlier termination of this Agreement in accordance with its terms, each of the Company and KryptoBank will each afford to the officers and authorized Representatives of the other full access to the properties, books and records of the Company or KryptoBank, as the case may be, in order that each may have a full opportunity to make such reasonable investigation as it shall desire to make of the affairs of the other, and each will furnish the other with such additional financial and operating data and other information as to the business and properties of the Company or KryptoBank, as the case may be, as the other shall from time to time reasonably request.

Section 6.02    Delivery of Books and Records. At the Closing, KryptoBank shall deliver to the Company, the originals of the corporate minute books, books of account, contracts, records, and all other books or documents of KryptoBank now in the possession of KryptoBank or its Representatives.

Section 6.03    Third Party Consents and Certificates.  The Company and the KryptoBank Parties agree to cooperate with each other in order to obtain any required third party consents to this Agreement and the Transactions.

Section 6.04    Notices of Certain Events.  In addition to any other notice required to be given by the terms of this Agreement, each of the Parties shall promptly notify each of the other Parties of:

(a)	any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with any of the Transactions;

(b)	any notice or other communication from any governmental or regulatory agency or authority in connection with the Transactions; and

(c)

any actions, suits, claims, investigations or proceedings commenced or, to its knowledge threatened against, relating to or involving or otherwise affecting such Party that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant hereto or that relates to the consummation of the Transactions.

Section 6.05    Actions Prior to the Closing.  From and after the Effective Date and until the earlier to occur of the termination of this Agreement or the Closing and except as permitted or contemplated by this Agreement, each of the Parties will:

(a)	carry on its business in substantially the same manner as it has heretofore;

(b)	maintain and keep its properties in states of good repair and condition as at present, except for depreciation due to ordinary wear and tear and damage due to casualty;

(c)	maintain in full force and effect insurance comparable in amount and in scope of coverage to that now maintained by it;

(d)	perform in all material respects all of its obligations under material contracts, leases, and instruments relating to or affecting its assets, properties, and business;

(e)	use its best efforts to maintain and preserve its business organization intact, to retain its key employees, and to maintain its relationship with its material suppliers and customers; and

(f)

fully comply with and perform in all material respects all obligations and duties imposed on it by all federal and state Laws (including without limitation, the federal securities Laws) and all rules, regulations, and orders imposed by federal or state governmental authorities.

Section 6.06    Limitation on Business Activities.  Following the Effective Date and until the earlier to occur of the termination of this Agreement or the Closing, and except as permitted or contemplated by this Agreement, neither the Company, on the one hand, or KryptoBank, on the other hand, shall not, without the prior written consent of the other:

(a)

enter into, create, assume or suffer to exist any Liability, debt, Contract or other obligation in excess of $20,000, except as disclosed herein and except for Liabilities incurred in the ordinary course of business;

(b)	sell or transfer, or agree to sell or transfer, any of its assets, properties, or rights or cancel, or agree to cancel, any debts or claims;

(c)

issue, grant or sell any Equity Securities or any Derivatives of such Party (other than, with respect to the Company, in connection with the conversion or cancellation of its preferred stock prior to the Closing) or any other securities convertible into, exchangeable for, or otherwise giving the holder thereof the right to acquire any Equity Securities of such Party;

(d)	enter into any other material transaction other than sales in the ordinary course of such Party;

(e)	enter into any new agreements of any kind or undertake any new obligations or liabilities likely to have a material impact on such Party’s business;

(f)

undertake any merger, share exchange, reorganization or any similar transaction, or undertake any transaction which could reasonably be expected to adversely affect the rights of the Company hereunder or the ability of the Parties to consummate the Transactions; or

(g)	enter into any agreements to undertake any of the forgoing.

Section 6.07    KryptoBank No-Shop.

(a)

From the Effective Date until the first to occur of the Closing or the termination of this Agreement in accordance with its terms, none of KryptoBank Parties shall, and each of the KryptoBank Parties shall cause the Representatives of any of the KryptoBank Parties not to, directly or indirectly (i) solicit, initiate, knowingly encourage or knowingly facilitate the making, submission or announcement of any Acquisition Inquiry; (ii) furnish any non-public information regarding KryptoBank to any Person who has made an Acquisition Inquiry; (iii) engage in discussions or negotiations with any Person who has made any Acquisition Inquiry; (iv) approve, endorse or recommend any Acquisition Inquiry or Acquisition Transaction; (v) withdraw or propose to withdraw its approval and recommendation in favor of this Agreement and the Transactions; or (vi) enter into any letter of intent, agreement in principle, merger, acquisition, purchase or joint venture agreement or other similar agreement for any Acquisition Inquiry or Acquisition Transaction.

(b)

From the Effective Date until the first to occur of the Closing or the termination of this Agreement in accordance with its terms, the KryptoBank Board shall not (i) approve or recommend, or propose publicly to approve or recommend, any Acquisition Transaction relating to KryptoBank, (ii) take any action to make the provisions of any “fair price”, “moratorium”, “control share acquisition”, “business combination” or other similar anti-takeover statute or regulation inapplicable to any transaction contemplated by an Acquisition Inquiry or Acquisition Transaction related to KryptoBank, or (iii) approve or recommend, or propose publicly to approve or recommend, or cause or authorize KryptoBank to enter into, any letter of intent, agreement in principle, merger, acquisition, purchase or joint venture agreement or contract or other instrument in respect of or relating to an Acquisition Inquiry or Acquisition Transaction.

(c)

KryptoBank shall promptly, within 36 hours, advise the Company orally and in writing of any Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Inquiry and the terms thereof and all material modifications thereto) that is made or submitted by any Person during the period beginning on the Effective Date until the Closing or the termination of this Agreement in accordance with its terms. KryptoBank shall keep the Company reasonably informed on a current basis of any material developments in the status and terms of any such Acquisition Inquiry or related Acquisition Transaction (including whether such Acquisition Inquiry has been withdrawn or rejected and any material change to the terms thereof).

(d)

The KryptoBank Parties shall immediately cease and cause to be terminated any discussions existing as of the Effective Date with any Person that relate to any Acquisition Inquiry or Acquisition Transaction proposed on or prior to the Effective Date. The KryptoBank Parties acknowledge and agree that any actions taken by or at the direction of a Representative of any KryptoBank Party that, if taken by any KryptoBank Party, would constitute a breach or violation of this Section 6.07 will be deemed to constitute a breach and violation of this Section 6.07 by the KryptoBank Parties.

Section 6.08    Company No-Shop.

(a)

From the Effective Date until the first to occur of the Closing or the termination of this Agreement in accordance with its terms, the Company shall not, and the Company shall cause the Representatives of the Company not to, directly or indirectly (i) solicit, initiate, knowingly encourage or knowingly facilitate the making, submission or announcement of any Acquisition Inquiry; (ii) furnish any non-public information regarding the Company to any Person who has made an Acquisition Inquiry; (iii) engage in discussions or negotiations with any Person who has made any Acquisition Inquiry; (iv) approve, endorse or recommend any Acquisition Inquiry or Acquisition Transaction; (v) withdraw or propose to withdraw its approval and recommendation in favor of this Agreement and the Transactions; or (vi) enter into any letter of intent, agreement in principle, merger, acquisition, purchase or joint venture agreement or other similar agreement for any Acquisition Inquiry or Acquisition Transaction.

(b)

From the Effective Date until the first to occur of the Closing or the termination of this Agreement in accordance with its terms, the Company Board shall not (i) approve or recommend, or propose publicly to approve or recommend, any Acquisition Transaction relating to the Company, (ii) take any action to make the provisions of any “fair price”, “moratorium”, “control share acquisition”, “business combination” or other similar anti-takeover statute or regulation inapplicable to any transaction contemplated by an Acquisition Inquiry or Acquisition Transaction related to the Company, or (iii) approve or recommend, or propose publicly to approve or recommend, or cause or authorize the Company to enter into, any letter of intent, agreement in principle, merger, acquisition, purchase or joint venture agreement or contract or other instrument in respect of or relating to an Acquisition Inquiry or Acquisition Transaction.

(c)

the Company shall promptly, within 36 hours, advise KryptoBank orally and in writing of any Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Inquiry and the terms thereof and all material modifications thereto) that is made or submitted by any Person during the period beginning on the Effective Date until the Closing or the termination of this Agreement in accordance with its terms. The Company shall keep KryptoBank reasonably informed on a current basis of any material developments in the status and terms of any such Acquisition Inquiry or related Acquisition Transaction (including whether such Acquisition Inquiry has been withdrawn or rejected and any material change to the terms thereof).

(d)

The Company shall immediately cease and cause to be terminated any discussions existing as of the Effective Date with any Person that relate to any Acquisition Inquiry or Acquisition Transaction proposed on or prior to the Effective Date. The Company acknowledges and agrees that any actions taken by or at the direction of a Representative of the Company that, if taken by the Company, would constitute a breach or violation of this Section 6.08 will be deemed to constitute a breach and violation of this Section 6.08 by the Company.

ARTICLE VII.    Termination; Survival

Section 7.01    Termination. This Agreement may be terminated on or prior to the Closing Date:

(a)	By the mutual written consent of the Company, KryptoBank and the Stockholders’ Representative;

(b)

By the Company (i) if the conditions to the Closing as set forth in Section 5.01 and Section 5.02 have not been satisfied or waived by the Company, which waiver the Company may give or withhold in its sole discretion, by the Termination Date, provided, however, that the Company may not terminate this Agreement pursuant to this clause (i) of this Section 7.01(b) if the reason for the failure of any such condition to occur was the breach of the terms of this Agreement by the Company; or (ii) if there has been a material violation, breach or inaccuracy of any representation, warranty, covenant or agreement of any KryptoBank Party contained in this Agreement, which violation, breach or inaccuracy would cause any of the conditions set forth in Section 5.02 not to be satisfied, and such violation, breach or inaccuracy has not been waived by the Company or cured by the KryptoBank Parties, applicable, within five (5) Business Days after receipt by KryptoBank of written notice thereof from the Company or is not reasonably capable of being cured prior to the Termination Date or (iii) at any time in the event that the Company’s due diligence review of KryptoBank is not satisfactory to the Company in its sole discretion;

(c)

By KryptoBank and the Stockholders’ Representative acting together (i) if the conditions to Closing as set forth in Section 5.01 and Section 5.03 have not been satisfied or waived by KryptoBank and the Stockholders’ Representative, which waiver KryptoBank and the Stockholders’ Representative may give or withhold in their sole discretion, by the Termination Date, provided, however, that KryptoBank and the Stockholders’ Representative may not terminate this Agreement pursuant to this clause (i) of this Section 7.01(c) if the reason for the failure of any such condition to occur was the breach of the terms of this Agreement by any of the KryptoBank Parties; (ii) if there has been a material violation, breach or inaccuracy of any representation, warranty, covenant or agreement of the Company contained in this Agreement, which violation, breach or inaccuracy would cause any of the conditions set forth in Section 5.03 not to be satisfied, and such violation, breach or inaccuracy has not been waived by KryptoBank and the Stockholders’ Representative or cured by the Company, applicable, within five (5) Business Days after receipt by the Company of written notice thereof from KryptoBank or is not reasonably capable of being cured prior to the Termination Date; or (iii) at any time in the event that KryptoBank’s due diligence review of the Company is not satisfactory to KryptoBank in its sole discretion; or

(d)

By any Party, if a court of competent jurisdiction or other Authority shall have issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Transactions and such order or action shall have become final and nonappealable.

Section 7.02    Specific Enforcement. Notwithstanding the foregoing, the Parties acknowledge and agree that (i) if the Company has a right to terminate this Agreement pursuant to the provisions of clause (ii) of Section 7.01(b), the Company may elect not to terminate this Agreement and may instead seek to specifically enforce this Agreement pursuant to the provisions of Section 9.20; and (ii) if KryptoBank and the Stockholders’ Representative has a right to terminate this Agreement pursuant to the provisions of clause (ii) of Section 7.01(c), KryptoBank and the Stockholders’ Representative may elect not to terminate this Agreement and may instead seek to specifically enforce this Agreement pursuant to the provisions of Section 9.20.

Section 7.03    Survival After Termination.  If this Agreement is terminated by in accordance with Section 7.01, this Agreement shall become void and of no further force and effect with no liability to any Person on the part of any Party hereto (or any officer, agent, employee, direct or indirect holder of any equity interest or securities, or Affiliates of any Party); provided, however, that this Section 7.03 and Article IX shall survive the termination of this Agreement and nothing herein shall relieve any Party from any liability for fraud or any willful and material breach of the provisions of this Agreement prior to the termination of this Agreement.

ARTICLE VIII.    Indemnification

Section 8.01    Indemnification of Company.

Provided that the Closing occurs, the KryptoBank Stockholders, jointly and severally, hereby agree to indemnify and hold harmless to the fullest extent permitted by applicable law the Company, each of its Affiliates and each of its and their respective members, managers, partners, directors, officers, employees, stockholders, attorneys and agents and permitted assignees and the Stockholders’ Representative (each a “Company Indemnified Party”), against and in respect of any and all out-of-pocket loss, cost, payments, demand, penalty, forfeiture, expense, liability, judgment, deficiency or damage, and diminution in value or claim (including actual costs of investigation and attorneys’ fees and other costs and expenses) (all of the foregoing collectively, “Losses” and each individually a “Loss”) incurred or sustained by any Company Indemnified Party as a result of or in connection with (a) any breach, inaccuracy or nonfulfillment or the alleged breach, inaccuracy or nonfulfillment of any of the representations, warranties, covenants and agreements of the KryptoBank Parties contained herein or in any of the additional agreements or any certificate or other writing delivered pursuant hereto, and (b) any Actions by any third parties with respect to the business or operations of KryptoBank for any period on or prior to the Closing Date. Notwithstanding the forgoing, with respect to any indemnification obligations of the KryptoBank Stockholders arising from any Losses as a result of or in connection with any breach, inaccuracy or nonfulfillment or the alleged breach, inaccuracy or nonfulfillment of any of the representations, warranties, covenants and agreements of any KryptoBank Stockholder as set forth in Section 3.08, Section 3.12 or Section 3.19, such indemnification obligations shall be solely the obligations of the KryptoBank Stockholder giving such representations, warranties, covenants and agreements from which such claim arose, severally and not jointly and severally.

Section 8.02    Indemnification of the KryptoBank Parties.

Provided that the Closing occurs, the Company hereby agrees to indemnify and hold harmless to the fullest extent permitted by applicable law the Stockholders’ Representative, the KryptoBank Stockholders, KryptoBank and each of its officers, directors, employees, stockholders, attorneys and agents and permitted assignees (each a “KryptoBank Indemnified Party”), against and in respect of any and all Losses incurred or sustained by any KryptoBank Indemnified Party as a result of or in connection with any breach, inaccuracy or nonfulfillment or the alleged breach, inaccuracy or nonfulfillment of any of the representations, warranties, covenants and agreements of the Company contained herein or in any of the additional agreements or any certificate or other writing delivered pursuant hereto.

Section 8.03    Procedure.

The following shall apply with respect to all claims by any KryptoBank Indemnified Party or Company Indemnified Party for indemnification with respect to actions by third-parties (with any references herein to an “Indemnified Party” being a reference to a KryptoBank Indemnified Party or a Company Indemnified Party, as applicable, and any references herein to an “Indemnifying Party” being a reference to the Company or the KryptoBank Stockholders, as applicable):

(a)

Third-Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third-Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 8.03(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof, provided that the fees and disbursements of such counsel shall be at the expense of the Indemnified Party.

(b)

Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.03(b). If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.03(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c)

Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) calendar days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) calendar day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d)

Cooperation. Upon a reasonable request made by the Indemnifying Party, each Indemnified Party seeking indemnification hereunder in respect of any Direct Claim, hereby agrees to consult with the Indemnifying Party and act reasonably to take actions reasonably requested by the Indemnifying Party in order to attempt to reduce the amount of Losses in respect of such Direct Claim. Any costs or expenses associated with taking such actions shall be included as Losses hereunder.

Section 8.04    Periodic Payments.  Any indemnification required by this Article VIII for costs, disbursements or expenses of any Indemnified Party in connection with investigating, preparing to defend or defending any Action shall be made by periodic payments by the Indemnifying Party to each Indemnified Party during the course of the investigation or defense, as and when bills are received or costs, disbursements or expenses are incurred.

Section 8.05    Insurance.  Any indemnification payments hereunder shall take into account any insurance proceeds or other third-party reimbursement actually received.

Section 8.06    Time Limit.  The obligations of the KryptoBank Stockholders and the Company under Section 8.01 and Section 8.02 shall expire two (2) years from the Closing Date, except with respect to (i) an indemnification claim asserted in accordance with the provisions of this Article VIII which remains unresolved, for which the obligation to indemnify shall continue until such claim is resolved; and (ii) resolved claims for which payment has not yet been paid to the Indemnified Party.

Section 8.07    Certain Limitations.  The indemnification provided for in Section 8.01 and Section 8.02 shall be subject to the following limitations:

(a)

The KryptoBank Stockholders shall not be liable to the Company Indemnified Parties for indemnification under Section 8.01 until the aggregate amount of all Losses in respect of indemnification under Section 8.01 exceeds $10,000 (the “Basket”), in which event the KryptoBank Stockholders shall be required to pay or be liable for all such Losses in excess of the Basket up to a maximum amount equal to $1,000,000 (the “Cap”), and provided that, in the event that the indemnification obligations are those of less than all of the KryptoBank Stockholders pursuant to the last sentence of Section 8.01, then the Basket and the Cap shall be applied to such indemnifying KryptoBank Stockholder(s) pro rata based on the number of shares of KryptoBank Stock held by such KryptoBank Stockholder(s) as of the Closing Date, such that, by way of example and not limitation, if a KryptoBank Stockholder is so obligated to indemnify the Company Indemnified Parties pursuant to such section and held 50% of the total shares of KryptoBank Stock as of the Closing Date, the Basket would be $5,000 and the Cap would be $500,000. Any such utilization or satisfaction of the Basket and the Cap by one or more of the KryptoBank Stockholders as a result of the preceding sentence shall apply to any later determinations of the utilization or satisfaction of the Basket and the Cap.

(b)

The Company shall not be liable to the KryptoBank Indemnified Parties for indemnification under Section 8.02 until the aggregate amount of all Losses in respect of indemnification under Section 8.02 exceeds the Basket, in which event the Company shall be required to pay or be liable for all such Losses in excess of the Basket up to a maximum amount equal to the Cap, which shall in such case be applied to all of the KryptoBank Stockholders as a group.

Section 8.08    Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and any indemnified party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the any indemnified party’s or by reason of the fact that such indemnified party knew or should have known that any such representation or warranty is, was or might be inaccurate.

Section 8.09    Exclusive Remedy.  In the event that the Closing occurs, the indemnification provisions contained in this Article VIII shall be the sole and exclusive remedy of the Parties with respect to the Transactions for any and all breaches or alleged breaches of any representations, warranties, covenants or agreements of the Parties hereto or any other provision of this Agreement or arising out of the Transactions, except (i) with respect to any equitable remedy to which such Party may be entitled to with respect to any claims or causes of action arising from the breach of any covenants or agreement of a Party that is to be performed subsequent to the Closing Date, or (ii) with respect to a Party, an actual and intentional fraud with respect to this Agreement and the Transactions. In furtherance of the foregoing, each Party hereto, for itself and on behalf of its Affiliates, hereby waives, from and after the Closing, to the fullest extent permitted under applicable law and except as otherwise specified in this Article VIII, any and all rights, claims and causes of action it may have against any other Party hereto relating to the subject matter of this Agreement or any other agreement, certificate or other document or instrument delivered pursuant to this Agreement, arising under or based upon any applicable law.

ARTICLE IX.    Miscellaneous

Section 9.01    Arbitration.

(a)

The Parties shall promptly submit any dispute, claim, or controversy arising out of or relating to this Agreement (including with respect to the meaning, effect, validity, termination, interpretation, performance, or enforcement of this Agreement) or any alleged breach thereof (including any action in tort, contract, equity, or otherwise), to binding arbitration before one arbitrator (the “Arbitrator”). Binding arbitration shall be the sole means of resolving any dispute, claim, or controversy arising out of or relating to this Agreement (including with respect to the meaning, effect, validity, termination, interpretation, performance or enforcement of this Agreement) or any alleged breach thereof (including any claim in tort, contract, equity, or otherwise).

(b)

If the Parties cannot agree upon the Arbitrator within ten (10) Business Days of the commencement of the efforts to so agree on an Arbitrator, each of the Company and the Stockholders’ Representative shall select one arbitrator and the two arbitrators so selected shall select the sole Arbitrator who shall hear and resolve the dispute.

(c)

The laws of the State of Delaware shall apply to any arbitration hereunder. In any arbitration hereunder, this Agreement and any agreement contemplated hereby shall be governed by the laws of the State of Delaware applicable to a contract negotiated, signed, and wholly to be performed in the State of Delaware, which laws the Arbitrator shall apply in rendering his decision. The Arbitrator shall issue a written decision, setting forth findings of fact and conclusions of law, within sixty (60) days after he shall have been selected. The Arbitrator shall have no authority to award punitive or other exemplary damages.

(d)

The arbitration shall be held in Miami-Dade County, Florida in accordance with and under the then-current provisions of the rules of the American Arbitration Association, except as otherwise provided herein.

(e)

On application to the Arbitrator, any Party shall have rights to discovery to the same extent as would be provided under the Federal Rules of Civil Procedure, and the Federal Rules of Evidence shall apply to any arbitration under this Agreement; provided, however, that the Arbitrator shall limit any discovery or evidence such that his decision shall be rendered within the period referred to in Section 9.01(b).

(f)	The Arbitrator may, at his discretion and at the expense of the Party who will bear the cost of the arbitration, employ experts to assist him in his determinations.

(g)

The costs of the arbitration proceeding and any proceeding in court to confirm any arbitration award or to obtain relief, as applicable (including actual attorneys’ fees and costs), shall be borne by the unsuccessful Party and shall be awarded as part of the Arbitrator’s decision, unless the Arbitrator shall otherwise allocate such costs in such decision. The determination of the Arbitrator shall be final and binding upon the Parties and not subject to appeal.

(h)

Any judgment upon any award rendered by the Arbitrator may be entered in and enforced by any court of competent jurisdiction. The Parties expressly consent to the non-exclusive jurisdiction of the courts (Federal and state) located in either Miami-Dade County Florida, or Los Angeles County, California to enforce any award of the Arbitrator or to render any provisional, temporary, or injunctive relief in connection with or in aid of the Arbitration. The Parties expressly consent to the personal and subject matter jurisdiction of the Arbitrator to arbitrate any and all matters to be submitted to arbitration hereunder. None of the Parties hereto shall challenge any arbitration hereunder on the grounds that any party necessary to such arbitration (including the Parties) shall have been absent from such arbitration for any reason, including that such Party shall have been the subject of any bankruptcy, reorganization, or insolvency proceeding.

Section 9.02    Governing Law. This Agreement shall be governed by, enforced, and construed under and in accordance with the Laws of the State of Delaware, without giving effect to the principles of conflicts of law thereunder. Each of the Parties (a) irrevocably consents and agrees that any legal or equitable action or proceedings arising under or in connection with this Agreement shall be brought exclusively in the state or federal courts of the United States with jurisdiction in either Miami-Dade County Florida, or Los Angeles County, California. By execution and delivery of this Agreement, each Party hereto irrevocably submits to and accepts, with respect to any such action or proceeding, generally and unconditionally, the jurisdiction of the aforesaid courts, and irrevocably waives any and all rights such Party may now or hereafter have to object to such jurisdiction.

Section 9.03    Waiver of Jury Trial.

(a)

EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREIN (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 9.03(a).

(b)

Each of the Parties acknowledge that each has been represented in connection with the signing of this waiver by independent legal counsel selected by the respective Party and that such Party has discussed the legal consequences and import of this waiver with legal counsel. Each of the Parties further acknowledge that each has read and understands the meaning of this waiver and grants this waiver knowingly, voluntarily, without duress and only after consideration of the consequences of this waiver with legal counsel.

Section 9.04    Limitation on Damages. In no event will any Party be liable to any other Party under or in connection with this Agreement or in connection with the Transactions for special, general, indirect or consequential damages, including damages for lost profits or lost opportunity, even if the Party sought to be held liable has been advised of the possibility of such damage.

Section 9.05    Notices.

(a)

Any notice or other communications required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered to it or sent by email, overnight courier or registered mail or certified mail, postage prepaid, addressed as follows:

If to the Company, to:

W Technologies, Inc.

Attn: Mikael Lundgren

9440 Santa Monica Blvd., Suite 301

Beverly Hills, CA 90210

Email: mg.l@me.com

With copies, which shall not constitute notice, to:

Mid Atlantic Capital Associates Inc.

Attn: Charles Flynn

301 9440 Santa Monica Blvd.

Beverly Hills, CA 90210

Email: chasdflynn@midatlcap.com

And

Anthony L.G., PLLC

Attn: Laura Anthony

625 N. Flagler Drive, Suite 600

West Palm Beach, FL 33401

Email: lanthony@anthonypllc.com

If to KryptoBank, or the KryptoBank Stockholders, to:

KryptoBank Co.

Attn: Aleksandr Rubin

407 Lincoln Road, Suite 701

Miami Beach, FL 33139

Email: aleksrubin8@gmail.com

With a copy, which shall not constitute notice, to:

Yechiel E. Baron, Esq.

407 Lincoln Road, Ste. 701

Miami Beach Fl. 33139

Email: YBaron@BalanceLabs.co

(b)	Any Party may change its address for notices hereunder upon notice to each other Party in the manner for giving notices hereunder.

(c)

Any notice hereunder shall be deemed to have been given (i) upon receipt, if personally delivered, (ii) on the day after dispatch, if sent by overnight courier, (iii) upon dispatch, if transmitted by email with return receipt requested and received and (iv) three (3) days after mailing, if sent by registered or certified mail.

Section 9.06    Attorneys’ Fees. In the event that any Party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the prevailing Party shall be reimbursed by the losing Party for all costs, including reasonable attorney’s fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

Section 9.07    Confidentiality. Each Party agrees that, unless and until the Transactions have been consummated, it and its Representatives will hold in strict confidence all data and information obtained with respect to another Party or any subsidiary thereof from any Representative, officer, director or employee, or from any books or records or from personal inspection, of such other Party, and shall not use such data or information or disclose the same to others, except (i) to the extent such data or information is published, is a matter of public knowledge, or is required by Law to be published; or (ii) to the extent that such data or information must be used or disclosed in order to consummate the Transactions. In the event of the termination of this Agreement, each Party shall return to the applicable other Party all documents and other materials obtained by it or on its behalf and shall destroy all copies, digests, work papers, abstracts or other materials relating thereto, and each Party will continue to comply with the confidentiality provisions set forth herein.

Section 9.08    Public Announcements and Filings. Unless required by applicable Law or regulatory authority, none of the Parties will issue any report, statement or press release to the general public, to the trade, to the general trade or trade press, or to any third party (other than its advisors and Representatives in connection with the Transactions) or file any document, relating to this Agreement and the Transactions, except as may be mutually agreed by the Parties. The Parties acknowledge and agree that the Company is obligated to file a Form 8-K pursuant to the Exchange Act relating to this Agreement and the Transactions (the “Form 8-K”). Other than the Form 8-K or the disclosures referenced in the immediately preceding sentence, copies of any such filings, public announcements or disclosures, including any announcements or disclosures mandated by Law or regulatory authorities, shall be delivered to each Party at least one (1) Business Day prior to the release thereof.

Section 9.09    Third Party Beneficiaries. This contract is strictly between the Company, KryptoBank, the KryptoBank Stockholders and the Stockholders’ Representative, and except as specifically provided herein, no other Person and no director, officer, stockholder (other than the KryptoBank Stockholders), employee, agent, independent contractor or any other Person shall be deemed to be a third-party beneficiary of this Agreement.

Section 9.10    Expenses. Subject to Article VIII and Section 9.06, whether or not the Exchange is consummated, each of the Company and the KryptoBank Parties will bear their own respective expenses, including legal, accounting and professional fees, incurred in connection with the Exchange or any of the other Transactions.

Section 9.11    Entire Agreement. This Agreement and the other agreements and documents references herein represent the entire agreement between the Parties relating to the subject matter thereof and supersede all prior agreements, understandings and negotiations, written or oral, with respect to such subject matter.

Section 9.12    Survival. The representations, warranties, and covenants of the respective Parties shall survive the Closing Date and the consummation of the Transactions for a period of two years.

Section 9.13    Amendment; Waiver; Remedies; Agent.

(a)

This Agreement may be amended, modified, superseded, terminated or cancelled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the Company, KryptoBank and the Stockholders’ Representative.

(b)

Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any Party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing.

(c)

Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any Party from enforcing any right or remedy or from requiring satisfaction of any condition. No notice to or demand on a Party waives or otherwise affects any obligation of that Party or impairs any right of the Party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Agreement. No exercise of any right or remedy with respect to a breach of this Agreement shall preclude exercise of any other right or remedy, as appropriate to make the aggrieved Party whole with respect to such breach, or subsequent exercise of any right or remedy with respect to any other breach.

(d)

Notwithstanding anything else contained herein, no Party shall seek, nor shall any Party be liable for, consequential, punitive or exemplary damages, under any tort, contract, equity, or other legal theory, with respect to any breach (or alleged breach) of this Agreement or any provision hereof or any matter otherwise relating hereto or arising in connection herewith.

Section 9.14    KryptoBank Stockholders’ Representative. ’

(a)

Each KryptoBank Stockholder constitutes and appoints the Stockholders’ Representative as its Representative and its true and lawful attorney in fact, with full power and authority in its name and on its behalf:

(i)

to act on such KryptoBank Stockholders’ behalf in the absolute discretion of Stockholders’ Representative with respect to all matters relating to this Agreement, including execution and delivery of any amendment, supplement, or modification of this Agreement and any waiver of any claim or right arising out of this Agreement or the provision of any consent or agreement hereunder; and

(ii)

in general, to do all things and to perform all acts, including executing and delivering all agreements, certificates, receipts, instructions, and other instruments contemplated by or deemed advisable to effectuate the provisions of this Section 9.14.

(b)

This appointment and grant of power and authority is coupled with an interest and is in consideration of the mutual covenants made in this Agreement and is irrevocable and will not be terminated by any act of any KryptoBank Stockholder or by operation of law, whether by the death or incapacity of any KryptoBank Stockholder or by the occurrence of any other event. Each KryptoBank Stockholder hereby consents to the taking of any and all actions and the making of any decisions required or permitted to be taken or made by Stockholders’ Representative pursuant to this Section 9.14. Each KryptoBank Stockholder agrees that Stockholders’ Representative shall have no obligation or liability to any Person for any action taken or omitted by Stockholders’ Representative in good faith, even if taken or omitted negligently, and each KryptoBank Stockholder shall indemnify and hold harmless Stockholders’ Representative from, and shall pay to Stockholders’ Representative the amount of, or reimburse Stockholders’ Representative for, any Loss that Stockholders’ Representative may suffer, sustain, or become subject to as a result of any claim made or threatened against Stockholders’ Representative in his capacity as such.

(c)

The Company shall be entitled to rely upon any document or other paper delivered by Stockholders’ Representative as being authorized by KryptoBank Stockholders, and the Company shall not be liable to any KryptoBank Stockholder for any action taken or omitted to be taken by the Company based on such reliance.

Section 9.15    Arm’s Length Bargaining; No Presumption Against Drafter’.

This Agreement has been negotiated at arm’s-length by parties of equal bargaining strength, each represented by counsel or having had but declined the opportunity to be represented by counsel and having participated in the drafting of this Agreement. This Agreement creates no fiduciary or other special relationship between the Parties, and no such relationship otherwise exists. No presumption in favor of or against any Party in the construction or interpretation of this Agreement or any provision hereof shall be made based upon which Person might have drafted this Agreement or such provision.

Section 9.16    Headings.  The headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the Parties.

Section 9.17    No Assignment or Delegation. No Party may assign any right or delegate any obligation hereunder, including by merger, consolidation, operation of law, or otherwise, without the written consent of all of the other Parties and any purported assignment or delegation without such consent shall be void, in addition to constituting a material breach of this Agreement. This Agreement shall be binding on the permitted successors and assigns of the Parties.

Section 9.18    Commercially Reasonable Efforts. Subject to the terms and conditions herein provided, each KryptoBank Party and the Company shall use their respective commercially reasonable efforts to perform or fulfill all conditions and obligations to be performed or fulfilled by it under this Agreement so that the Transactions shall be consummated as soon as practicable, and to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective this Agreement and the Transactions.

Section 9.19    Further Assurances.  From and after the Effective Date, each Party shall execute and deliver such documents and take such action, as may reasonably be considered within the scope of such Party’s obligations hereunder, necessary to effectuate the Transactions.

Section 9.20    Specific Performance.  The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof or were otherwise breached and that each Party hereto shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of the provisions hereof and to enforce specifically the terms and provisions hereof, without the proof of actual damages, in addition to any other remedy to which they are entitled at law or in equity. Each Party agrees to waive any requirement for the security or posting of any bond in connection with any such equitable remedy, and agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that (a) the other Party has an adequate remedy at law, or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity.

Section 9.21    Counsel.  The Parties acknowledge and agree that Anthony L.G., PLLC (“Counsel”) has acted as legal counsel to the Company and that certain personnel of Counsel will receive Advisor’s Shares pursuant to Section 2.03(b). Each of the Parties acknowledges and agrees that they are aware of, and have consented to, the Counsel acting as legal counsel to the Company and the receipt by the Advisors who are personnel of Counsel receiving Advisor Shares, notwithstanding that Counsel has advised each of the Parties to retain separate counsel to review the terms and conditions of this Agreement and the other documents to be delivered in connection herewith, and each Party has either waived such right freely or has otherwise sought such additional counsel as it has deemed necessary. Each of the Parties hereby waives any such conflict of interest arising as a result of the Transactions and the issuance of the Advisor Shares, and confirms that the Parties have previously negotiated the material terms of the agreements as set forth herein.

Section 9.22    Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument. The execution and delivery of a facsimile or other electronic transmission of a signature to this Agreement shall constitute delivery of an executed original and shall be binding upon the person whose signature appears on the transmitted copy.

[Signatures Appear on Following Page]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

W Technologies, Inc.

By:         /s/ Mikael Lundgren

Name:          Mikael Lundgren

Title: Chief Executive Officer

KryptoBank Co.

By:          /s/ Aleksandr Rubin

Name:          Aleksandr Rubin

Title:          Chief Executive Officer

Stockholders’ Representative

By:          /s/ Aleksandr Rubin

Name:          Aleksandr Rubin

Stockholders:

Balance Labs, Inc.

By:          /s/ Michael D. Farkas

Name:          Michael D. Farkas

Title:         Chief Executive Officer

Lyons Capital, LLC

By:          /s/ Jason Lyons

Name:          Jason Lyons

Title:         Chairman

Jessica Beren

By:          /s/ Jessica Beren

Name: Jessica Beren

2018 Investor Trust

By:          /s/ Avi Newmark

Name:          Avi Newmark

Title:         Trustee

Aros, LLC

By:          /s/ Josh Berkowitz

Name:          Josh Berkowitz

Title:         Manager

Rachel Jacobs

By:          /s/ Rachel Jacobs

Name:         Rachel Jacobs

Avon Road Associates, LLC

By:          /s/ Martin Wagh

Name:          Martin Wagh

Title:         Manager

Exhibit A

KryptoBank Stockholders’ KryptoBank Stock

A-1

Exhibit B

Form of Lock-Up Agreement

(Attached)

B-1